UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2010

iCAD, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 882-5200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2010, the Company’s Board of Directors, upon the recommendation and approval of the Compensation Committee of the Board, approved the following discretionary fiscal 2009 cash bonuses, awards of restricted common stock and increases in base salaries for the Company’s executive officers:

1) The following discretionary cash bonuses will be paid in March 2010: Kenneth Ferry, Chief Executive Officer — $120,000; Darlene Deptula-Hicks, Executive Vice President of Finance and Chief Financial Officer - $60,000; Jeffrey Barnes, Executive Vice President of Commercial Operations — $35,000; Stacey Stevens, Senior Vice President of Marketing and Strategy — $55,000 and Jonathan Go, Senior Vice President of Research and Development — $30,000.

2) The following grants of awards of restricted shares of the Company’s common stock (the “Restricted Stock Awards”) were made: Kenneth Ferry — 150,000 shares; Darlene Deptula–Hicks — 50,000 shares; Jeffrey Barnes — 45,000 shares; Stacey Stevens — 75,000 shares; and Jonathan Go – 25,000 shares. The Restricted Stock Awards will vest in three equal annual installments with the first installment vesting on March 1, 2011 and with the recipients of the Restricted Stock Awards having no right to vote any shares of common stock covered by the Restricted Stock Awards until they vest, and with such other terms as set forth in the Stock Agreement governing the Restricted Stock Awards to be entered into by the Company and the recipients of the awards.

3) The base salaries of the executive officers of the Company were increased effective March 1, 2010 to the following amounts: Kenneth Ferry-$370,000; Darlene Deptula-Hicks-$245,000; Jeffrey Barnes-$225,000; Stacey Stevens-$225,000; and Jonathan Go -$215,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By: /s/ Darlene M. Deptula-Hicks
Darlene M. Deptula-Hicks
Executive Vice President of Finance and Chief
Financial Officer

Date: March 5, 2010